UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-4054283
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware 19801	(302) 283-8000
(Address of Principal Executive Offices)	(Telephone Number)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Exchange on which Listed
Medium Term Notes, Series A, CPI-Linked Notes due 2017	The NASDAQ Global Select Market
Medium Term Notes, Series A, CPI-Linked Notes due 2018	The NASDAQ Global Select Market
6% Senior Notes due December 15, 2043	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

As previously reported, (1) on April 30, 2014, the spin-off of Navient Corporation (the “Company”) from SLM Corporation (“SLM”) (the “Spin-Off”) was completed and the Company became an independent, publicly traded company focused on loan management, servicing and asset recovery, and (2) on October 16, 2014, the Company merged with its wholly-owned subsidiary, Navient, LLC (the “Merger Sub”), with the Company as the surviving corporation (the “Merger”). In connection with the Spin-Off and the Merger, three publicly traded series of senior unsecured notes listed on The NASDAQ Stock Market LLC (“NASDAQ”) and originally issued by SLM (and its predecessors in interest) became obligations of the Company. The notes are commonly known as:

(a) Medium Term Notes, Series A, CPI-Linked Notes due 2017 (NASDAQ: OSM / CUSIP: 78442P403),

(b) Medium Term Notes, Series A, CPI-Linked Notes due 2018 (NASDAQ: ISM / CUSIP: 78442P601), and

(c) 6% Senior Notes due December 15, 2043 (NASDAQ: JSM / CUSIP: 78442P304)

(collectively, the “Securities”).

The Securities were issued under (a) an Indenture, dated as of October 1, 2000, by and between the Company, as successor to SLM, and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, as trustee (the “Trustee”), as supplemented by (b) the First Supplemental Indenture, dated as of October 3, 2000, by and between the Company and the Trustee, as further supplemented by (c) the Second Supplemental Indenture, dated as of February 27, 2001, by and between the Company and the Trustee, as amended by (d) the Amendment to Second Supplemental Indenture, dated as of April 11, 2001, by and between the Company and the Trustee, as further supplemented by (e) the Third Supplemental Indenture, dated as of June 15, 2001, by and between the Company and the Trustee, as further supplemented by (f) the Fourth Supplemental Indenture, dated as of January 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, as trustee and as consented to by the Trustee (“Deutsche Bank”), as amended by (g) the Amended Fourth Supplemental Indenture, dated as of December 17, 2004, by and between the Company and Deutsche Bank, as further amended by (h) the Second Amended Fourth Supplemental Indenture, dated as of July 22, 2008, by and between the Company and Deutsche Bank, as further supplemented by (i) the Fifth Supplemental Indenture, dated as of October 11, 2006, by and between the Company and the Trustee, as further supplemented by (j) the Sixth Supplemental Indenture, dated as of October 15, 2008, by and between the Company and the Trustee, as further supplemented by (k) the Seventh Supplemental Indenture, dated as of April 29, 2014, by and between the Company and the Trustee, as further supplemented by (l) the Eighth Supplemental Indenture, dated as of October 16, 2014, by and between the Company and the Trustee (as so amended and supplemented and as further amended or supplemented from time to time, collectively, the “Indenture”).

This Form 8-A is being filed to reflect the transfer of the NASDAQ listing of the Securities to the Company in connection with the Spin-Off and the Merger, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

Market Information for the Securities

The following charts summarize the high and low sales prices for the Securities for each full quarterly period within the two most recent fiscal years:

2017 Medium Term Notes

Quarter Ending	Price
	High	Low
Dec. 31, 2015	$23.71	$22.73
Sep. 30, 2015	$23.58	$22.63
June 30, 2015	$24.37	$24.26
Mar. 31, 2015	$24.64	$24.29
Dec. 31, 2014	$24.64	$24.29
Sep. 30, 2014	$24.72	$24.23
June 30, 2014	$24.65	$24.30
Mar. 31, 2014	$24.79	$23.52
2018 Medium Term Notes

Quarter Ending	Price
	High	Low
Dec. 31, 2015	$22.50	$21.52
Sep. 30, 2015	$22.90	$22.27
June 30, 2015	$24.15	$23.90
Mar. 31, 2015	$24.19	$23.79
Dec. 31, 2014	$24.35	$24.23
Sep. 30, 2014	$24.59	$24.14
June 30, 2014	$24.44	$24.10
Mar. 31, 2014	$24.40	$23.31
2043 Senior Notes

Quarter Ending	Price
	High	Low
Dec. 31, 2015	$19.50	$14.02
Sep. 30, 2015	$18.19	$16.80
June 30, 2015	$21.66	$21.07
Mar. 31, 2015	$22.66	$21.42
Dec. 31, 2014	$21.80	$20.27
Sep. 30, 2014	$21.85	$21.48
June 30, 2014	$22.31	$21.17
Mar. 31, 2014	$21.76	$18.60

Medium Term Notes, Series A, CPI-Linked Notes due March 15, 2017 (the “2017 Medium Term Notes”)

Set forth below is a description of the specific terms of the 2017 Medium Term Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the 2017 Medium Term Notes set forth below under the caption “General Terms and Provisions of Debt Securities Under Indenture.”

Principal Amount:	$100,000,000

Floating Rate Notes:	Yes

Original Issue Date:	March 28, 2005

Closing Date:	April 15, 2005

CUSIP Number:	78442P403

Maturity Date:	March 15, 2017

Option to Extend Maturity:	Yes

Specified Currency:	U.S. Dollars

Index Maturity:	Not Applicable

Interest Payment Date(s):	The 15th of each month during the term of the 2017 Medium Term Notes beginning May 15, 2005. If the 15th of a month is not a Business Day, the Company will pay the interest on the next Business Day. No interest will accrue on that payment for the period from and after the original Interest Payment Date to the date the Company makes the payment.

Interest Period(s):	Interest accrues from the 15th of each month to but excluding the 15thof the following month.

Interest Rate Reset Period:	Monthly, beginning May 15, 2005

Spread:	2.00%

Minimum Interest Rate:	0.00%

Maximum Interest Rate:	Not Applicable

Reset Date(s):	The 15th of each month during the term of the 2017 Medium Term Notes, beginning May 15, 2005, with no adjustment

Interest Determination Date(s):	The Original Issue Date and, thereafter, each Reset Date

Redeemable at the option of the Company:	No

Repayment at the option of the Holder:	No

Sinking Fund:	No

Day Count Convention:	Actual/Actual

Form:	DTC Book-entry

Denominations:	$25 and integral multiples thereof

ISIN Number:	US78442P4037

Issue Price:	100.0%

Agents’ Discount:	2.50%

Net Proceeds:	$97,500,000

Concession:	2.00%

Reallowance:	Not Applicable

Calculation Agent:	Navient Corporation

Trustee:	The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank

Listing Information:	The 2017 Medium Term Notes have been accepted for listing on NASDAQ. The 2017 Medium Term Notes will trade under the symbol “OSM”.

Total Amount Outstanding:	As of the date hereof, the total principal amount of the 2018 Medium Term Notes outstanding is $100,000,000.

Medium Term Notes, Series A, CPI-Linked Notes due January 16, 2018 (the “2018 Medium Term Notes”)

Set forth below is a description of the specific terms of the 2018 Medium Term Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the 2018 Medium Term Notes set forth below under the caption “General Terms and Provisions of Debt Securities Under Indenture.”

Principal Amount:	$75,000,000

Floating Rate Notes:	Yes

Original Issue Date:	January 17, 2006

Closing Date:	January 17, 2006

CUSIP Number:	78442P601

Maturity Date:	January 16, 2018

Option to Extend Maturity:	Yes

Specified Currency:	U.S. Dollars

Index Maturity:	Not Applicable

Interest Payment Date(s):	February 15, 2006, the 15th of each month thereafter occurring prior to January 2018 and during January 2018, the Maturity Date. If the 15th of a month or the Maturity Date is not a Business Day, the Company will pay the interest on the next Business Day. No interest will accrue on that payment for the period from and after the original Interest Payment Date to the date the Company makes the payment.

Interest Period(s):	Interest will accrue from the 15th of each month (or the Original Issue Date, in the case of the first Interest Period) to but excluding the 15th of the following month (or the Maturity Date, in the case of the last Interest Period).

Interest Rate Reset Period:	Monthly, beginning February 15, 2006

Spread:	2.05%

Minimum Interest Rate:	0.00%

Maximum Interest Rate:	Not Applicable

Reset Date(s):	The 15th of each month during the term of the 2018 Medium Term Notes, beginning February 15, 2006, with no adjustment, and provided that there will be no Reset Date in January 2018

Interest Determination Date(s):	Each Reset Date

Redeemable at the option of the Company:	No

Repayment at the option of the Holder:	No

Sinking Fund:	No

Day Count Convention:	Actual/Actual

Form:	DTC Book-entry

Denominations:	$25 and integral multiples thereof

ISIN Number:	US78442P6016

Issue Price:	100.0%

Agents’ Discount:	2.50%

Net Proceeds:	$73,125,000

Concession:	2.00%

Reallowance:	Not Applicable

Calculation Agent:	Navient Corporation

Trustee:	The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank

Listing Information:	The 2018 Medium Term Notes have been accepted for listing on NASDAQ. The 2018 Medium Term Notes will trade under the symbol “ISM”.

Total Amount Outstanding:	As of the date hereof, the total principal amount of the 2018 Medium Term Notes outstanding is $75,000,000.

6% Senior Notes due December 15, 2043 (the “2043 Senior Notes”)

Set forth below is a description of the specific terms of the 2043 Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the 2043 Senior Notes set forth below under the caption “General Terms and Provisions of Debt Securities Under Indenture.”

General

The 2043 Senior Notes were issued in the aggregate principal amount of $275,000,000. The 2043 Senior Notes have been accepted for listing on NASDAQ. The 2043 Senior Notes will trade under the symbol “JSM”. As of as of the date, the total principal amount of the 2043 Senior Notes outstanding is $275,000,000. Other than as set forth in herein, the Company may, without the consent of the holders of the 2043 Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the existing 2043 Senior Notes. Any additional notes having those terms, together with the existing 2043 Senior Notes, will constitute a single series of notes, referred to as the 2043 Senior Notes, under the Indenture.

The entire principal amount of the 2043 Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2043. The 2043 Senior Notes are not subject to any sinking fund provision. The 2043 Senior Notes are issued in denominations of $25 and any integral multiple thereof.

Interest

Each 2043 Senior Note bears interest at the rate of 6% per year from the date of original issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year to the person in whose name such note is registered at the close of business on the fifteenth calendar day prior to that interest payment date, whether or not a business day. The first interest payment date was March 15, 2004. The amount of interest payable is computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the 2043 Senior Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business day,” for purposes of payments under the 2043 Senior Notes, means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Optional Redemption

The Company has the right to redeem the 2043 Senior Notes at any time in whole, or from time to time in part, without premium, on or after December 15, 2008, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption.

If notice of redemption is given as aforesaid, the 2043 Senior Notes to be redeemed shall, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company default in the payment of the redemption price and accrued interest) those 2043 Senior Notes shall cease to bear interest. If any 2043 Senior Note called for redemption is not paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the interest rate set forth above. See “General Terms and Provisions of Debt Securities Under Indenture” below.

Subject to the foregoing and to applicable law (including, without limitation, federal securities laws), the Company or one of its affiliates may, at any time and from time to time, purchase outstanding 2043 Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance—The Depository Trust Company

The 2043 Senior Notes were issued in book-entry form and represented by a master global note in fully registered, book-entry form issued to and held by The Depository Trust Company (“DTC”) or its nominee. See the section “General Terms and Provisions of Debt Securities Under Indenture” below for information about, and the rights of holders under, this type of arrangement.

General Terms and Provisions of Debt Securities Under Indenture

This section discusses debt securities that the Company may offer under the Indenture, which includes each of the Securities.

The Company has issued and may in future issue debt securities under the Indenture. The Company may offer debt securities for an aggregate principal amount of up to $20,000,000,000. The Indenture is governed by the Trust Indenture Act of 1939. JPMorgan Chase Bank is qualified to act as trustee thereunder. The Indenture permits there to be more than one trustee under the Indenture with respect to different series of debt securities.

The following is a summary of the Indenture. It does not restate the Indenture entirely. The Company urges holders of, and potential purchasers of, the Securities to read the Indenture. The Indenture and any applicable Indenture Supplement will be available on the Company’s website.

References below to an “indenture” are references to the Indenture and the applicable Indenture Supplement under which the Company issues a particular series of debt securities.

Terms of the Debt Securities

The Securities are unsecured obligations of The Company. The Company may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. The Company will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

•	the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities will be payable;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities; and

•	any circumstances under which the Company may defer interest payments;

•	the place or places where:

•	the Company can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to the Company relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

•	any optional redemption provisions that would permit the Company or the holders of debt securities to elect to redeem the debt securities before their final maturity;

•	any conversion features;

•	any sinking fund provisions that would obligate the Company to redeem the debt securities;

•	whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued);

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

•	if the Company issues temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000 in the case of registered securities or $5,000 in the case of bearer securities;

•	the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

•	the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	whether the issue of debt securities may be “reopened” by offering additional securities with substantially the same terms;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive the Company’s compliance with those additional or changed covenants;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any risk factors; and

•	any other material terms of the debt securities.

Ranking

The Securities are direct, unsecured and unsubordinated obligations of the Company ranking equally with all of its other unsecured and unsubordinated obligations from time to time outstanding. The Securities are subordinated to the Company’s secured indebtedness to the extent of the assets securing such debt. The Indenture contains no restrictions on the amount of additional indebtedness that the Company may incur.

Covenants Contained in Indenture

The indenture does not contain financial covenants. It does not restrict the Company’s ability to place liens on the Company’s interests in its subsidiaries, and it does not restrict the Company’s ability to sell or otherwise dispose of its interests in any of its subsidiaries.

The Company is required to deliver to the trustee an annual statement as to its fulfillment of all of its obligations under the indenture.

Consolidation, Merger or Sale

The indenture generally permits the Company to consolidate with or merge into another entity. It also permits the Company to sell or transfer all or substantially all of its property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if it is not the Company, is organized and existing under the laws of a domestic jurisdiction and assumes all of the Company’s responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	the Company delivers to the trustee an officer’s certificate and an opinion of counsel stating that the transactions comply with these conditions.

If the Company consolidates with or merges into any other entity or sells or leases all or substantially all of its assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for the Company in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise the Company’s rights and powers under the indenture, in the Company’s name and, except in the case of a lease of all or substantially all of the Company’s assets, the Company will be released from all of its liabilities and obligations under the indenture and under the debt securities.

Events of Default and Remedies

An event of default with respect to any series of debt securities is defined in the indenture as:

•	being in default for 30 days in payment of any installment of interest on any debt security of that series beyond any applicable grace period;

•	being in default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

•	being in default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

•	the Company’s bankruptcy, insolvency or reorganization.

Additional events of default for a particular series of debt securities may be defined in a supplemental indenture for those securities.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.

The indenture provides that if any event of default (other than the Company’s bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If the Company’s bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.

The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by written notice to the trustee and to the Company, may waive any past default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind and annul the declaration and its consequences if the rescission will not conflict with any judgment or decree for payment of money due that has been obtained by the trustee.

The holders of a majority of the outstanding principal amount of the debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

Defeasance

Defeasance and Discharge. At the time that the Company establishes a series of debt securities under the indenture, the Company can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If the Company so provides, the Company will be discharged from its obligations on the debt securities of that series if the Company deposits with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.

The term “eligible instruments” in this section, the Company mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

In the event that the Company deposits money and/or eligible instruments in trust and discharges its obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

Defeasance of Covenants and Events of Default. At the time that the Company establishes a series of debt securities under the indenture, the Company can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If the Company so provides and the Company makes the deposit, the Company will not have to comply with any covenant the Company designates when the Company establishes the series of debt securities.

In the event of a covenant defeasance, the Company’s obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

If the Company exercises its option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. The Company would remain liable, however, for the balance of the payments.

Registration and Transfer

Unless the Company indicates otherwise in the applicable prospectus supplement, the Company will issue debt securities only as registered securities without coupons. Debt securities that the Company issues as bearer securities will have interest coupons attached, unless the Company indicates otherwise in the applicable prospectus supplement.

With respect to registered securities, the Company will keep or cause to be kept a register in which the Company will provide for the registration of registered securities and the registration of transfers of registered securities. The Company will appoint a “security registrar,” and the Company may appoint a “co-security registrar,” to keep the security register.

Upon surrender for registration of transfer of any registered security of any series at the Company’s office or agency maintained for that purpose in a place of payment for that series, the Company will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

The Company will agree in the indenture that the Company will maintain in each place of payment for any series of debt securities an office or agency where:

•	any debt securities of each series may be presented or surrendered for payment;

•	any registered securities of that series may be surrendered for registration of transfer;

•	debt securities of that series may be surrendered for exchange or conversion; and

•	notices and demands to or upon the Company in respect of the debt securities of that series and the indenture may be served.

The Company will not charge holders for any registration of transfer or exchange of debt securities. The Company may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at the Company’s expense or without expense or without charge to the holders.

Global Securities

The Company may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of The Depository Trust Company (DTC), which will act as securities depository for the Securities. The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for each issue of the Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent (“Agent”), on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to the Company or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Payment and Paying Agents

Unless the Company indicates otherwise in a prospectus supplement:

•	the Company will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; the Company may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

•	at the Company’s option, the Company may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by the Company or by wire transfer; and

•	the Company will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. The Company will not make payment with respect to any bearer security at any of the Company’s offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Modification and Amendment

Some of the Company’s rights and obligations, with respect to, and some of the rights of holders of the debt securities with respect to, may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as a single class. The following modifications and amendments, however, will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a change in the ranking or priority of any debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or past defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option; and

•	a modification of any of the foregoing requirements contained in the applicable indenture supplement.

Concerning the Trustee

The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, the trustee, provides and may continue to provide various services to the Company in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become the

Company’s creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture permits the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign.

The indenture provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern the indenture and the debt securities.

Item 2.	Exhibits.

Exhibit No.	Description

4.1*	Indenture dated as of October 1, 2000, by and between Navient Corporation, as successor in interest to SLM Corporation (the “Company”), and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, as trustee (the “Trustee”).

4.2*	First Supplemental Indenture, dated as of October 3, 2000, by and between the Company and the Trustee.

4.3*	Second Supplemental Indenture, dated as of February 27, 2001, by and between the Company and the Trustee.

4.4*	Amendment to Second Supplemental Indenture, dated as of April 11, 2001, by and between the Company and the Trustee.

4.5*	Third Supplemental Indenture, dated as of June 15, 2001, by and between the Company and the Trustee.

4.6*	Fourth Supplemental Indenture, dated as of January 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, as trustee and as consented to by the Trustee (“Deutsche Bank”).

4.7*	Amended Fourth Supplemental Indenture, dated as of December 17, 2004, by and between the Company and Deutsche Bank.

4.8*	Second Amended Fourth Supplemental Indenture, dated as of July 22, 2008, by and between the Company and Deutsche Bank.

4.9*	Fifth Supplemental Indenture, dated as of October 11, 2006, by and between Company and the Trustee.

4.10*	Sixth Supplemental Indenture, dated as of October 15, 2008, by and between Company and the Trustee.

4.11*	Seventh Supplemental Indenture, dated as of April 29, 2014, by and between Company and the Trustee.

4.12	Eighth Supplemental Indenture, dated as of October 16, 2014, between the Company and the Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 17, 2014).

4.13*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.14).

4.14*	Officers’ Certificate establishing the terms of $100,000,000 of CPI-Linked Medium Term Notes, dated March 16, 2005, with attachments.

4.15*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.16).

4.16*	Officers’ Certificate establishing the terms of $100,000,000 of CPI-Linked Medium Term Notes, dated April 12, 2005, with attachments.

4.17*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.18).

4.18*	Officers’ Certificate establishing the terms of $75,000,000 of CPI-Linked Medium Term Notes, dated January 10, 2006, with attachments.

4.19*	Officers’ Certificate establishing the terms of the Company’s 6% Senior Notes due December 15, 2043.

4.20*	Form of Global Note for $300,000,000 of the Company’s 6% Senior Notes due December 15, 2043.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: March 29, 2016	By:	/s/ Mark L. Heleen
Mark L. Heleen
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Indenture dated as of October 1, 2000, by and between Navient Corporation, as successor in interest to SLM Corporation (the “Company”), and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, as trustee (the “Trustee”).

4.2*	First Supplemental Indenture, dated as of October 3, 2000, by and between the Company and the Trustee.

4.3*	Second Supplemental Indenture, dated as of February 27, 2001, by and between the Company and the Trustee.

4.4*	Amendment to Second Supplemental Indenture, dated as of April 11, 2001, by and between the Company and the Trustee.

4.5*	Third Supplemental Indenture, dated as of June 15, 2001, by and between the Company and the Trustee.

4.6*	Fourth Supplemental Indenture, dated as of January 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, as trustee and as consented to by the Trustee (“Deutsche Bank”).

4.7*	Amended Fourth Supplemental Indenture, dated as of December 17, 2004, by and between the Company and Deutsche Bank.

4.8*	Second Amended Fourth Supplemental Indenture, dated as of July 22, 2008, by and between the Company and Deutsche Bank.

4.9*	Fifth Supplemental Indenture, dated as of October 11, 2006, by and between Company and the Trustee.

4.10*	Sixth Supplemental Indenture, dated as of October 15, 2008, by and between Company and the Trustee.

4.11*	Seventh Supplemental Indenture, dated as of April 29, 2014, by and between Company and the Trustee.

4.12	Eighth Supplemental Indenture, dated as of October 16, 2014, between the Company and the Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 17, 2014).

4.13*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.14).

4.14*	Officers’ Certificate establishing the terms of $100,000,000 of CPI-Linked Medium Term Notes, dated March 16, 2005, with attachments.

4.15*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.16).

4.16*	Officers’ Certificate establishing the terms of $100,000,000 of CPI-Linked Medium Term Notes, dated April 12, 2005, with attachments.

4.17*	Form of Medium Term Master Note for the Company’s Medium Term Notes, Series A (included as Exhibit C to Exhibit 4.18).

4.18*	Officers’ Certificate establishing the terms of $75,000,000 of CPI-Linked Medium Term Notes, dated January 10, 2006, with attachments.

4.19*	Officers’ Certificate establishing the terms of the Company’s 6% Senior Notes due December 15, 2043.

4.20*	Form of Global Note for $300,000,000 of the Company’s 6% Senior Notes due December 15, 2043.

*	Filed herewith.